Exhibit 10.45

Canada Emergency Business Account (CEBA) Credit Agreement

We, ATB Financial, previously Alberta Treasury Branches (“ATB”) have approved and are pleased to offer You the following new credit facility as follows (“Credit Facility”):

Credit Facility Type: Term Loan

Industry: Business

Purpose: The funds from this Term Loan shall only be used by the Borrower to pay non-deferrable operating expenses of the Borrower including, without limitation, payroll, rent, utilities, insurance, property tax and regularly-scheduled debt service, and may not be used to fund any payments or expenses such as prepayment/refinancing of existing indebtedness, payments of dividends, distributions and increases in management compensation.

Term Loan Amount: $ 40,000.00

Interest Rate:

Fixed Interest Rate: 0% per annum, to and including December 31, 2022; subject to renewal as provided herein, 5% per annum then as of January 1, 2023 to and including the then-amended Maturity Date of December 31, 2025.

Draws: This Credit Facility is available in 1 draw on or before December 31, 2020. Unless approved by ATB, in writing, any draw not taken by that date will be cancelled and no longer available to You.

Payments:

If this Credit Facility is advanced in one draw:

Subject to the prepayment incentive scoped within clause 3 of the Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions, payment of $40,000.00 will be due and payable on the Maturity Date. Provided the Credit Facility is not then in default and the balance of the principal, interest and other sums due and payable hereunder are not paid in full, then the Credit Facility shall be renewed based upon an amended Interest Rate of 5% per annum and an amended Maturity Date of December 31, 2025. And the terms and conditions of this Credit Agreement, as so amended, will otherwise continue in full force and effect.

Maturity Date: December 31, 2022 Payment may be debited from the Transit and Account #’s identified within Your application for this Credit Facility, as communicated to Us by way of atb.com.

Fees: You acknowledge that the fees associated with this Credit Facility include, without restriction: n/a.

Conditions:

You agree:

(a)	to pay to ATB, when due, all amounts owing by You to ATB under this Credit Agreement, including, without restriction, principal, interest, fees and other sums, as specified herein;
(b)	to pay to ATB, on demand, all legal and other costs incurred by ATB in respect of the above Credit Facility, including, without restriction, for the collection of the indebtedness, all with legal costs on a solicitor and its own client, full indemnity basis;
(c)	to be bound by the terms and conditions outlined in:

(i)	the Canada Emergency Business Account (CEBA) Standard Terms and Conditions, and
(ii)	Appendix “A” to this Credit Agreement;

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(d)	that funds under this Credit Agreement will not be available until the disbursement conditions set forth at Appendix “B” of this Credit Agreement are met to ATB’s satisfaction, unless waived by ATB, in writing; and
(e)	that upon maturity of the Credit Facility, the respective matured amount outstanding will be immediately payable, in full, by You to ATB, without demand.

You and the Borrower(s) Principal(s) also acknowledge having read and agreed to the terms and conditions regarding the sharing of credit and Personal Information outlined in Appendix “A” to this Credit Agreement.

If You are in agreement with this offer, including the conditions listed in Appendices “A” and “B” below together with the terms and conditions detailed in the Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions, then please return a signed copy of this Credit Agreement to ATB. If ATB does not receive such signed copy on or before June 30, 2020, then this offer will automatically expire. Acceptance of this Credit Agreement does not replace any existing commitment letter or credit agreement between You and ATB, and the obligations under this Credit Agreement are not a substitution for the obligations under any existing commitment letter or credit agreement between You and ATB, except as expressly provided herein.

ATB reserves the right to cancel this offer any time prior to acceptance. If You have any questions or concerns, please feel free to contact us.

Acceptance and Acknowledgement:

By signing by way of atb.com’s Internet platforming, I (we) certify that all information provided to ATB is complete and accurate, that the terms of the Credit Facility are accepted, and that I (we) have received, read and understood this Canada Emergency Business Account (CEBA) Credit Agreement, complete with its appendices and schedule (Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions). The individual(s) executing this Credit Agreement represent and warrant to ATB that he/she is, or they are (as applicable), authorized to execute this Credit Agreement on behalf of the borrowing entity(ies).

This Credit Agreement may be executed in counterpart.

This Credit Agreement can be executed by you electronically.

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Appendix A

The Borrower also agrees to the following:

▪	To provide to ATB any information regarding assets, operations and financial conditions that ATB may from time to time request
▪	That ATB may share your credit information with credit-reporting agencies, and that ATB may also obtain credit information in respect of the Borrower(s) under this Credit Agreement from such agencies

The principal(s) of the Borrower(s) under this Credit Agreement (in their personal capacity, as evidenced by his/her/their signature(s) above; hereinafter, “the Borrower(s) Principal(s)”) confirm(s):

▪	That ATB may share his/her/their Personal Information with credit-reporting agencies

ATB will collect, use and disclose your and the Borrower(s) Principal(s) Personal Information in accordance with ATB’s Privacy Statement and our Privacy Code found at www.atb.com. Personal Information we collect, use and/or disclose may be stored in the United States. You and the Borrower(s) Principal(s) may access ATB’s Out of Canada Service Providers Statement at www.atb.com under the heading Privacy and Security. If you or the Borrower(s) Principal(s) have questions about the collection, use or disclosure of the respective Personal Information outside Canada, it/he/she/they may contact ATB’s Chief Privacy Officer at (780) 408-7588 or by e-mail: PrivacyOfficer@atb.com.

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Appendix B

Disbursement Conditions:

Before the Credit Facility is advanced, ATB must be in receipt of the following records with respect to the Borrower, in form and content satisfactory to ATB:

▪	Corporate Records
▪	Borrower Attestation Form

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Canada Emergency Business Account (CEBA) Credit Agreement

Standard Terms And Conditions

The following are the terms and conditions for the Credit Agreement.

1. Definitions:

“ATB” or “Us” or “We” means ATB Financial, previously Alberta Treasury Branches.

“Borrower” means the individual or individuals who, and/or the corporate or partnership entity or entities which, signed the Credit Agreement and is (are) indebted to ATB by virtue of the Credit Agreement.

“Borrowings” means all amounts outstanding under the Credit Facility.

“Credit Agreement” means the Canada Emergency Business Account (CEBA) Credit Agreement, with its appendices and schedule (Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions).

“Credit Facility” means the credit facility established by the Credit Agreement.

“Date of the Credit Agreement” means the latest acceptance date for the Borrower, as noted by the Credit Agreement.

“GST” means Goods and Services Tax as defined in the Excise Tax Act or in any legislation in replacement thereof.

“Maximum Limit” means the maximum amount available to the Borrower under the Credit Facility.

“Personal Information” means any information, excluding business contact information, which relates to an individual and allows ATB to identify that individual.

“You” or “Your” means the Borrower, or the Borrower’s, as applicable. For purposes of the sharing of Personal Information, “You” or “Your” means the principal(s) of the Borrower, as evidenced by their respective signature(s) upon the Credit Agreement, in their personal capacity.

2. Preconditions

None of the Credit Facility will be available, and the availability of further advances will be curtailed, until the following conditions precedent have been satisfied: (a) ATB has received all records required under the Credit Agreement, in form and substance satisfactory to ATB; (b) the Borrower has provided all information ATB may require, including, yet not limited to, corporate records and financial statements; (c) ATB is satisfied as to the value of the Borrower’s assets and financial condition, as well as the Borrower’s ability to carry on business and repay any amount owed to ATB from time to time; (d) there is no Event of Default hereunder; and (e) all representations and warranties hereunder are true and correct, in all material respects.

3. Prepayment Incentive

25% of the maximum amount of the Credit Facility that has been advanced (regardless of the then-outstanding Credit Facility principal) shall be forgiven (provided that such forgiven amount shall not exceed the then-outstanding Credit Facility principal amount), if the remaining outstanding Credit Facility principal amount, net of this repayment incentive, is repaid in full and the Credit Facility is irrevocably cancelled on or prior to December 31, 2022.

4. Terms for Business Term Loans

Non-revolving: Business Term Loan Credit Facilities are non-revolving. Amounts repaid may not be re-borrowed.

5. Payments

You must pay back the Credit Facility to You or for Your benefit according to the terms of the Credit Agreement. Any payment due under the Credit Agreement shall, at ATB’s option, be applied firstly to accrued interest and secondly in reduction of principal. You authorize ATB to charge any payments or other amounts due under the Credit Agreement to any account You have with ATB.

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6. Fees

You will pay to ATB all interest and indebtedness, in accordance with, and at the rates specified in, the Credit Agreement with its appendices and schedule (Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions). You also agree to pay ATB all costs and expenses (including legal fees on a solicitor and its own client, full indemnity basis) incurred by ATB to establish, preserve and/or enforce any rights granted to ATB in the Credit Agreement.

7. Interest

Interest will be computed from the date(s) funds are advanced and will be calculated on the daily outstanding principal You owe to ATB. Interest will be due and payable as follows: (a) for Term Loans, prior to demand, interest is due and payable at least on the date of the principal payment and more frequently in ATB’s sole discretion. Interest will be due and payable both before and after maturity or demand, and before or after default or judgment.

8. Representations & Warranties

You agree that: (a) You have full power and authority to conduct Your business, own Your properties and to execute, deliver and perform all Your obligations as detailed in the Credit Agreement; (b) Your legal name is accurately set forth in the Credit Agreement and You have disclosed to ATB all other names by which You are known; (c) to the best of Your knowledge, the information in the applicable loan request or credit application is accurate and complete; (d) all government remittances are and will remain compliant; (e) Your most recent financial statements, provided to ATB, fairly represent its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby; (f) the Borrower is duly incorporated (in the case of a corporation) or duly created (in the case of a partnership), validly existing and qualified to carry on business in Alberta; (g) the execution, delivery and performance by the Borrower of this Credit Agreement has been duly authorized by all necessary actions and does not violate governing documents for it, any laws to which it is subject or any agreements by which it is bound; and (h) the businesses of the Borrower are operated in accordance with all applicable laws.

9. Obligations

You agree to: (a) pay ATB the money You owe Us when due; (b) provide to Us any information We request about Your business, financial condition or Your property and any other relevant information We may require from time to time to allow Us to conduct a review of Your Credit Facility; (c) provide to ATB all the other agreements that relate to this Credit Agreement; and (d) comply with all laws and regulatory requirements that relate to the operation of Your business.

10. Consumer Protection Act

If applicable, You agree to waive the 2-day time period for delivery of the Consumer Protection Act disclosure statement. If applicable, You may notify ATB, in writing, of Your intention to withdraw from the Credit Agreement within 2 days of signing it and if You withdraw, You have the right to be relieved from any obligations under this Credit Agreement and receive a refund of any payments made except any of the following fees which may have been incurred by ATB and charged to You: (a) search or registration costs paid to a registry or agent; (b) fees for any inspection, appraisal, survey or environmental audit report obtained by You and used by ATB; (c) mortgage insurance premium on a high ratio mortgage and (d) casualty insurance premium.

11. Events of Default

Without restricting ATB’s right to demand payment at any time as described in the Credit Agreement, ATB may, by notice to You, terminate any or all of the Credit Facility and demand immediate payment in any of the following events: (a) You fail to pay Us, when due, any sum (or part thereof) required or fail to observe or perform, when due, any obligation due to ATB; (b) You fail to comply with the terms of the Credit Agreement or any other agreement You have with ATB; (c) You become insolvent or become subject to the provisions of any legislation for the benefit of Your creditors; (d) in ATB’s opinion, any material adverse change occurs in Your financial condition or the ownership and operation of Your business, management, prospects, assets, liabilities or condition, financial or otherwise; (e) any representation You make to Us or to any government agency is false in any material way; (f) if Your control ceases to be vested, either directly or indirectly, in the original shareholders disclosed to ATB. In the foregoing, “control” means the right to elect a majority of the board of directors of the Borrower; (g) if a judgment is entered against You; (h) if any action is taken to wind up Your affairs or to put You into bankruptcy or to appoint a receiver for You or any of your respective properties;

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(i) if You cease to carry on your business; (j) any other creditor takes collection steps against You; (k) if any of the authorizations, registrations, licenses, permits or approvals required to be obtained from or granted by any governmental authority or agency and essential to the business of the Borrower or required by legislation is not obtained or granted or, if obtained, is withdrawn, cancelled, suspended or adversely amended; or (l) if the Borrower fails to comply, at any time, with any applicable legislation, regulation, authorization, registration, license, permit or approval concerning the operation of its business (each item (a) through and including (l) constituting an “Event of Default”).

12. Remedies

We have the right to require immediate payment of the Credit Facility at any time and, at ATB’s option, to exercise any of the remedies below, and, if an Event of Default occurs, We have the right, at ATB’s option, to: (a) declare all or any amounts which are not by their terms payable upon demand to be immediately due and payable; (b) reduce the amount of, or terminate, the Credit Facility; (c) demand that You immediately pay back the full amount You owe Us; (d) refuse to make any more advances or provide any financial services to You; (e) declare You to be in default under any other agreement with ATB; (f) automatically debit any of Your accounts with ATB for all amounts payable by You pursuant to this Credit Agreement; and (g) invoke any other rights permitted by law.

13. Assignment

The Credit Agreement is binding upon You and any person who succeeds You including Your executors, administrators, heirs, successors and permitted assigns. You cannot assign this Credit Agreement unless You obtain the express written consent of ATB; however, such consent may be unreasonably withheld. ATB can assign this Credit Agreement, at any time, in whole or in part, to any third party without Your consent or knowledge.

14. Governing Law

The Credit Agreement is governed by the laws of Alberta and You agree that any dispute thereunder will be determined by the Courts of Alberta.

15. Information Sharing and Credit Bureaus You agree that ATB may share Your credit information with credit-reporting agencies. You agree that ATB may also obtain credit information in respect of the Borrower under this Credit Agreement from such agencies. If you are a principal of the Borrower, as evidenced by Your signature upon the Credit Agreement, then, in Your personal capacity, You agree that ATB may also share Your respective Personal Information with such agencies. ATB will collect, use and disclose such Personal Information in accordance with ATB’s Privacy Statement and Privacy Code which are available online at www.atb.com. Personal Information we collect, use and/or disclose may be stored in the United States. You may access ATB’s Out of Canada Service Providers Statement at w ww.atb.com under the heading Privacy and Security. If You have questions about the collection, use or disclosure of Your Personal Information outside Canada, You may contact ATB’s Chief Privacy Officer at (780) 408-7588 or by e-mail: PrivacyOfficer@atb.com Without in any way limiting the forgoing, You expressly acknowledge and agree that the Credit Facility being made a vailable to You under the Credit Agreement is being made available to You under the Canada EEmergency Business Account Program (the “Program”) initiated by Her Majesty in the right of Canada (the “Government of Canada”). Accordingly, You agree and consent to ATB, w ithout notice to You, sharing any and all information, documents and records related to You and/or the Credit Facility as may be requested by the Government of Canada (including, without limitation, its auditors, agents, representatives, the Auditor General of Canada, and Export Development Canada) in connection with any examination, audit or review of the Program and/or the Credit Facilities.

16. Notices

We may send You monthly statements (if applicable), notices or demands for payment to the latest address We have for You on our records. Any statement, notice or demand shall be deemed to be received by You on the date received (if delivered personally) or the fifth day after We have mailed it to You (if mailed). If more than one of You has signed the Credit Agreement, communication to any one of You is deemed to be communication to all.

17. Positive Covenants

You covenant with ATB that so long as You are indebted or otherwise obligated to ATB, contingently or otherwise, You will do and perform the following covenants: (a) pay and remit all sums when due to tax and other governmental authorities including, without restriction, any sums in respect of employees, and provide proof to ATB upon request; (b) provide ATB with such information and documentation as We may require from time to time in respect of the collection and payment of GST including, without restriction, information concerning the amount of taxable supplies, GST collected, input tax credits received and GST paid during each reporting period; and (c) forward to ATB the copy of any GST election forms filed with Canada Revenue Agency.

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18. Negative Covenants

You covenant with ATB that while You are indebted or otherwise obligated to ATB, contingently or otherwise, You will not do any of the following without the prior written consent of ATB: (a) amalgamate with anybody else or voluntarily wind up the affairs of the Borrower; (b) sell, lease or dispose of any assets except: (i) inventory being sold in the ordinary course of business; (c) pay to or for the benefit of shareholders or persons associated with shareholders (within the meaning of the Business Corporations Act (Alberta)) by way of salaries, bonuses, dividends, management fees, repayment of loans or otherwise, any amount which would cause the breach of a provision hereof.

19. Miscellaneous

(a) You authorize and direct ATB to automatically debit any of Your accounts with ATB for all amounts payable by You to ATB pursuant to this Credit Agreement. (b) Without restriction, ATB may waive the satisfaction, observance or performance of any of the conditions or covenants contained in this Credit Agreement. (c) Where more than one individual or entity signs the Credit Agreement as the Borrower, each party is jointly and severally liable for any obligation thereunder and ATB may require payment of all amounts payable under this Credit Agreement from any one or more of them. (d) Unless defined herein, capitalized terms used herein shall have the respective meanings given to them in the Credit Agreement. (e) Except as specifically amended by this Credit Agreement, all of the terms, provisions, covenants, security and other conditions contained in previous loan documents between ATB and the Borrower remain unamended and in full force and effect, and this Credit Agreement and the indebtedness herein are each hereby ratified and confirmed. (f) Except as otherwise provided in the Credit Agreement, if any provision of these Standard Terms and Conditions is in conflict with, or inconsistent with, any provision of a previous commitment letter or other credit agreement, the provisions contained in these Standard Terms and Conditions shall govern. (g) If audited financial statements are not currently required, ATB reserves the right to require audited financial statements. (h) ATB will open and maintain accounts and records evidencing the Credit Facility made available to You by ATB under the Credit Agreement. ATB will record the principal amount of the Credit Facility and the payment of principal, interest, fees and all other amounts due to ATB under the Credit Agreement. ATB’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of You to ATB in accordance with the Credit Agreement. (i) No event has occurred which constitutes or which with notice, lapse of time or both would constitute a breach of any provision of this Credit Agreement. (j) Time shall be of the essence in the Credit Agreement complete with its appendices and schedule (Canada Emergency Business Account (CEBA) Credit Agreement Standard Terms and Conditions).

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